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                                                                      Exhibit 99

                                    J. CREW

                                     Contact:    George Sard/Debbie Miller
                                                 Sard Verbinnen & Co.
                                                 212/687-8080


                    J. CREW ANNOUNCES MANAGEMENT CHANGE AND
                         PRELIMINARY FINANCIAL RESULTS

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        NEW YORK, JANUARY 4, 1999--J. Crew Group, Inc. announced today that
Chief Executive Officer Howard Socol has left the company by mutual agreement.

        Emily Woods will continue as Chairman of the Board, with Dick Boyce, a member of the J. Crew Board of Directors, returning to serve as CEO on an interim basis. Boyce is President of CAF, Inc., an affiliate of Texas Pacific Group, J. Crew's controlling shareholder.

        The departure of Mr. Socol is due to differing perspectives on the vision and approach for J. Crew's future, and is not related to the financial performance of the Company.

        The company said it had a strong Christmas and expects to meet its operating cash flow objectives for the fiscal year--driven by strength in retail with year-to-date comparable store sales up 9%, the turnaround in the mail order business, and a more than three-fold increase in Internet sales.

        For the 10-month period through November 30, 1998, J. Crew Group, Inc. EBITDA (earnings before interest, taxes, depreciation and amortization) was up 37% and J. Crew Brand EBITDA more than doubled from the same period a year ago. The number of retail stores has increased from 51 to 65, and the company expects to open at least 15 new stores this year.

        J. Crew Group, Inc. is a leading retailer of men's and women's apparel, shoes and accessories. J. Crew Group's businesses include J. Crew, Inc. and Clifford & Wills.

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